PERFORMANCE SHARE UNIT AWARD AGREEMENT
            THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into effective  [Grant Date:Mon/DD/YYYY]  (the “Grant Date”) by and between InnerWorkings, Inc., a Delaware corporation (the “Company”) and  [Participant Name:First Name Last Name]  (the “Participant”).
RECITALS
            WHEREAS, the Company has adopted the InnerWorkings, Inc. 2006 Stock Incentive Plan, as amended (the “Plan”) (capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan); and
            WHEREAS, pursuant to the Plan, the Compensation Committee of the Board of Directors of the Company (the “Committee”) desires to grant the Participant an Award of Performance Share Units (as defined below), subject to certain restrictions as set forth in this Agreement, effective as of the Grant Date.
            NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Participant agree as follows:
AGREEMENT
1. Grant of Performance Share Units. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant an Award of Performance Share Units that is contingent upon the satisfaction of the performance measures set forth in Section 3 below (the “Performance Share Units”), consisting of the target number of Performance Share Units specified in Section 4(a) hereof. Each Performance Share Unit is a notional amount that represents one (1) unvested Share and constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to distribution of a Share following the vesting of such Performance Share Unit and satisfaction of the other requirements contained herein.
2. Performance Period. The Performance Period for this Award shall be the eleven (11) quarter period beginning on April 1, 2019 and ending on December 31, 2021.
3. Performance Measures. Vesting of the Award shall be based fifty percent (50%) on the cumulative adjusted earnings per share (“Cumulative Adjusted EPS”) achieved for the Performance Period and fifty percent (50%) on the cumulative return on invested capital (“Cumulative Return on Invested Capital”) achieved for the Performance Period. Cumulative Adjusted EPS and Cumulative Return on Invested Capital will be determined in accordance with the formulas and calculation methods approved by the Committee, subject to the Committee’s certification following the end of the Performance Period.
4. Performance Goals; Number of Performance Share Units.
(a) The Participant has been credited with [target number] Performance Share Units, representing one-hundred percent (100%) of the target number of Performance Share Units that may be earned pursuant to this agreement (such number, the “Target PSUs”). The number of Performance Share Units actually earned, if any, will be based on the Company’s performance (see the table below), and may range from fifty percent (50%) of the Target PSUs for the achievement of the performance measures set forth in Section 3 above at the “threshold” level of performance to two hundred percent (200%) of the Target PSUs for achievement of the performance measures at the “maximum” level of performance.

Performance At:	Cumulative Adjusted EPS (50% of Award)		Cumulative Return on Invested Capital (50% of Award)
	Performance Goal	Number of Performance Share Units Earned	Performance Goal	Number of Performance Share Units Earned
Maximum (200%)		2.0x Target PSUs x 50%		2.0x Target PSUs x 50%
Target (100%)		Target PSUs x 50%		Target PSUs x 50%
Threshold (50%)		0.5x Target PSUs x 50%		0.5x Target PSUs x 50%

(b) In the event that the Company’s actual performance does not meet the threshold level of performance for a performance goal, no Performance Share Units shall be earned for such performance goal.

(c) If the Company’s actual performance is between the threshold and target levels or between the target and maximum levels specified above for a performance goal, linear interpolation shall be used to determine the number of Performance Share Units earned for such performance goal.
(d) If the Company’s actual performance exceeds the maximum level of performance for a performance goal, the Performance Share Units earned shall equal the Performance Share Units specified above for the “maximum” level of performance with respect to such performance goal.
(e) Notwithstanding the foregoing, except as otherwise provided in Sections 6 and 7, in the event that the Participant experiences a termination of Service for any reason prior to the end of the Performance Period (including, but not limited to, a voluntary termination of Service), the Participant shall forfeit all Performance Share Units hereunder as of the date of such termination of Service without additional consideration, and the Participant shall have no further rights with respect thereto.
5. Timing and Form of Payout. Following the end of the Performance Period, the Participant shall be entitled to receive a number of Shares equal to the number of Performance Share Units earned under Section 4 hereof, subject to all applicable taxes and withholdings. Delivery of such Shares will be made within the first two-and-one-half (2-½) months following the end of the later of the calendar year or the tax year of the Company in which the Performance Period ends, but in no event later than the end of the calendar year following the calendar year in which the Performance Period ends.
6. Termination of Service without Cause; Termination of Service Due to Death or Disability. Notwithstanding anything herein to the contrary, unless the Participant’s written employment or other written agreement with the Company or an Affiliate provides more favorable treatment, if the Participant experiences an involuntary termination of Service prior to the end of the Performance Period for any reason other than Cause or by reason of the Participant’s death or Disability, the Participant shall be entitled to receive a number of Shares the Participant would have been entitled to receive under Section 4, based on actual performance (but capped at one hundred percent (100%) of target), as if he or she had remained employed until the last day of the Performance Period, multiplied by a fraction, the numerator of which shall be the number of full calendar months during the period from April 1, 2019 through the date of the termination of Service, and the denominator of which shall be thirty-three (33), the total number of months in the Performance Period. Delivery of such Shares shall be made in accordance with Section 5 above.
7. Treatment Upon a Change in Control.
(a) Notwithstanding anything herein to the contrary, unless the Participant’s written employment or other written agreement with the Company or an Affiliate provides more favorable treatment, upon the occurrence of a Qualifying Termination (as defined below), the Participant will be entitled to immediate vesting of the Performance Share Units at the greater of (i) actual performance achieved as of the last day of the quarter coincident with or next following the date of the Qualifying Termination or (ii) the target level of performance. For purposes of this Agreement, and notwithstanding anything in the Plan to the contrary, a “Qualifying Termination” means a termination of Service by the Company without Cause within ninety (90) days prior to or twenty-four (24) months following the consummation of a Change in Control.
(b) In addition, unless the Participant’s written employment or other written agreement with the Company or an Affiliate provides more favorable treatment, any Performance Share Units that are not assumed by a successor company or exchanged for a replacement award on no less favorable economic terms will be treated in accordance with Section 3.4(c) of the Plan.
8. Rights as a Stockholder. The Participant will not have any rights of a stockholder with respect to the Performance Share Units until the Company has issued or transferred Shares to the Participant in settlement of earned Performance Share Units in accordance with Sections 4 and 5. The Participant will not be entitled to receive dividends or dividend equivalents on the Performance Share Units.
9. Restrictive Covenants.
(a) Covenants Not to Compete or Solicit. During the Participant’s Service and for a period of eighteen (18) months following the termination thereof for any reason, the Participant shall not, anywhere in the Geographic Area (as defined below), other than on behalf of the Company or a Subsidiary of the Company or with the prior written consent of the Company, directly or indirectly:
(i) perform “services” (as defined below) for (in any capacity, including, without limitation, as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Exchange Act), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

(ii) induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of the Company or a Subsidiary of the Company to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of the Company or a Subsidiary of the Company or solicit the business of any customer or potential customer of the Company or a Subsidiary of the Company, whether or not the Participant had personal contact with such entity; and
(iii) solicit, encourage, hire or take any other action that is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or independent contractor of the Company or any Subsidiary of the Company to terminate his or her employment or relationship with the Company or any Subsidiary of the Company, other than in the discharge of his or her duties as an officer of the Company, if applicable.
For purposes of this Agreement, (A) “Geographic Area” shall mean the Participant’s country of employment and any other countries in which the Participant conducts business on behalf of the Company or a Subsidiary of the Company, (B) “services” shall mean services of the type conducted, authorized, offered, or provided by the Participant on behalf of the Company during the two (2) years prior to the termination of the Participant’s Service, and (C) “competing business purpose” shall mean the sale or provision of any marketing or printed materials, items, or other products or services that are competitive with in any manner the products or services sold or offered by the Company or a Subsidiary thereof while this Agreement is in effect.
(b) Confidentiality. The Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates, and their respective businesses, employees, suppliers or customers, which shall have been obtained by the Participant during the Participant’s Service and which shall not be or become public knowledge (“Confidential Information”). During the Participant’s Service and after the termination thereof, the Participant shall not, without the prior written consent of the Company or as otherwise may be required by law or legal process (provided, that the Participant shall give the Company reasonable notice of such process, and the ability to contest it) or as may be necessary, in the Participant’s reasonable discretion, to discharge his or her duties to the Company, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it. Notwithstanding the above, this Agreement shall not prevent the Participant from revealing evidence of criminal wrongdoing to law enforcement or prohibit the Participant from divulging Confidential Information by order of court or agency of competent jurisdiction, or from making other disclosures that are protected under the provisions of law or regulation. Nothing in this Agreement prohibits the Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. The Participant does not need the prior authorization of the Company to make any such reports or disclosures, and the Participant is not required to notify the Company that the Participant has made such reports or disclosure.
The Participant acknowledges and agrees that the Company has provided the Participant with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:
(1) IMMUNITY. - An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that -
(A) is made -
(i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and
(ii) solely for the purpose of reporting or investigating a suspected violation of law; or
(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. - An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual-
(A) files any document containing the trade secret under seal; and
(B) does not disclose the trade secret, except pursuant to court order.

(c) Enforcement. The covenants contained in this Section 9 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 9 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law. If the Participant breaches any of the restrictions set forth in this Section 9 and the Company commences a legal proceeding in connection therewith, the time period applicable to each such restriction shall be tolled and extended for a period of time equal to the period of time during which the Participant is determined by a court of competent jurisdiction to be in non-compliance or breach (not to exceed the duration set forth in the applicable restriction) commencing on the date of such determination.
10. Remedies for Breach.
(a) The Participant acknowledges and agrees that the agreements and covenants set forth in Section 9 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if the Participant breaches any of the terms of said covenants, and that in the event of the Participant’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. The Participant accordingly agrees that, in the event of any actual or threatened breach by the Participant of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 10 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.
(b) In addition, and not in limitation of the foregoing, in the event of the Participant’s breach of any of the covenants set forth in Section 9, (i) the Performance Share Units (whether vested or unvested) shall immediately be forfeited, (ii) the Company shall be entitled to recover any Shares acquired upon the vesting of the Performance Share Units, and (iii) if the Participant has previously sold any of the Shares derived from the Performance Share Units, the Company shall also have the right to recover from the Participant the economic value thereof.
(c) Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights existing in its favor.  The Participant agrees and acknowledges that money damages will not be an adequate remedy for any breach of the provisions of this Agreement and that the Company will be entitled to specific performance and injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
11. Tax Withholding. The Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the amount necessary to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under the Plan or this Agreement. The Company may satisfy the withholding requirement for supplemental wages, in whole or in part, by withholding Shares having a Fair Market Value (determined on the date the Participant recognizes taxable income) necessary to satisfy the withholding tax required to be collected on the transaction.  The Participant may elect, subject to the approval of the Committee, to deliver the necessary funds to satisfy the withholding obligation to the Company, in which case there will be no reduction in the Shares otherwise distributable to the Participant.
12. Plan. The Participant hereby acknowledges receipt of a copy of the Plan.  Notwithstanding any other provision of this Agreement, the Performance Share Units are granted pursuant to the Plan, as in effect on the date of this Agreement, and are subject to the terms and conditions of the Plan, as the same may be amended from time to time; provided, however, that except as otherwise provided by the Plan, no amendment to either the Plan or this Agreement will deprive the Participant, without the Participant’s consent, of any Performance Share Units or of the Participant’s rights under this Agreement.  The interpretation and construction by the Committee of the Plan, this Agreement, the Performance Share Units, and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan, will be final and binding upon the Participant. In the event that the terms of this Agreement conflict with the terms of the Plan, the Plan shall control.
13. Section 409A.  This Agreement is intended to be exempt from or, in the alternative, to comply with Section 409A of the Code (“Section 409A”) and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A. Notwithstanding any other provision in this Agreement to the contrary, if the Participant is a “specified employee” (as such term is defined for purposes of Section 409A) at the time of his or termination of employment, no amount that is subject to Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (a) the expiration of the six (6) month period measured from the date of the Participant’s termination of employment and (b) the date of the Participant’s death.
14. No Employment Rights. No provision of this Agreement or of the Performance Share Units will give the Participant any right to continue in the employ of the Company or any of its Affiliates, create any inference as to the length of employment of the Participant, affect the right of the Company or its Affiliates to terminate the employment of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program of the Company or any of its Affiliates.

15. Changes in Company’s Capital or Organizational Structure.  The existence of the Performance Share Units shall not affect in any way the right or authority of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of preferred Shares ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other act or proceeding, whether of a similar character or otherwise.
16. Delays.  In accordance with the terms of the Plan, the Company shall have the right to suspend or delay any time period prescribed in this Agreement or in the Plan for any action if the Committee shall determine that the action may constitute a violation of any law or result in any liability under any law to the Company, an Affiliate or a stockholder in the Company until such time as the action required or permitted will not constitute a violation of law or result in liability to the Company, an Affiliate or a stockholder of the Company.
17. Governing Law; Construction.  This Agreement and the Performance Share Units will be governed by, and construed and enforced in accordance with, the laws of the State of Illinois without regard to conflicts of law principles. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Illinois, Cook County, including the Federal Courts located therein (should Federal jurisdiction exist). Notwithstanding anything in this Agreement to the contrary, either party can seek injunctive relief in any court of competent jurisdiction. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the context requires.
18. Entire Agreement.  This Agreement, together with the Plan and any other agreements incorporated herein by reference, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter (provided, that except as set forth in Sections 6 and 7 of this Agreement (if and to the extent applicable), this Agreement shall not supersede any written employment agreement or other written agreement between the Company and the Participant, including, but not limited to, any written restrictive covenant agreements). Notwithstanding the foregoing, Section 9(a) hereof hereby supersedes any non-competition and/or non-solicitation provision set forth in any previous Award Agreement under the Plan between the Company and the Participant.  The Participant represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.
19. Amendment.  This Agreement may be amended as provided in the Plan.
20. Waiver; Cumulative Rights.  The failure or delay of either party to require performance by the other party of any provision of this Agreement will not affect its right to require performance of such provision unless and until such performance has been waived in writing.  Each right under this Agreement is cumulative and may be exercised in part or in whole from time to time.
21. Counterparts.  This Agreement may be signed in two counterparts, each of which will be an original, but both of which will constitute one and the same instrument.
22. Notices.  Any notices required or permitted under this Agreement must be in writing and may be delivered personally or by mail, postage prepaid, addressed to (a) the Company at InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, IL 60654, Attention: Corporate Secretary and (b) the Participant at the Participant’s address as shown on the Company’s payroll records, or to such other address as the Participant, by notice to the Company, may designate in writing from time to time.
23. Headings.  The headings in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.
24. Severability.  If any provision of this Agreement is for any reason held to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted.
25. No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.
26. Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon each successor and assign of the Company.  All obligations imposed upon the Participant or a representative, and all rights granted to the Company under this Agreement, will be binding upon the Participant’s or the representative’s heirs, legal representatives and successors.
27. Tax Consequences.   The Participant agrees to determine and be responsible for all tax consequences to the Participant with respect to the Performance Share Units.
28. No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future incentive plan adopted by the Company.

29. Incentive Compensation Recoupment. Notwithstanding anything in the Plan or in this Agreement to the contrary, this Award shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be adopted and/or amended from time to time.
[signature page follows]

            IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first written above.

INNERWORKINGS, INC.:		PARTICIPANT:

By:
Name:	Oren Azar
Title:	General Counsel

 INWK Prospectus Sept 2018
2006 Stock Incentive Plan as Amended Sept 6 2018